                                                                    EXHIBIT 10.2

                                AMENDMENT NO. 1
                                     TO THE
                                  AXCESS INC.
                        1991 INCENTIVE STOCK OPTION PLAN

     The name of the plan is the AXCESS INC. 1991 INCENTIVE STOCK OPTION PLAN (the "Incentive Stock Option Plan"). The Incentive Stock Option Plan was adopted by the Board of Directors of AXCESS INC., a Delaware corporation (the "Company"), effective as of May 29, 1991. This Amendment No. 1 to the Incentive Stock Option Plan (the "Amendment") was adopted by the Board of Directors of the Company on April 26, 2000.

     Section 1. The Amendment amends and restates Section 4 of the Incentive Stock Option Plan in its entirety as follows:

     4.  Allotment of Shares

     A maximum of 2,000,000 authorized but unissued shares of the common stock of the Company (par value $.01) will be allotted to the Plan, subject to the required approval by the stockholders. The Committee may, in its discretion, use treasury shares in lieu of authorized but unissued shares for the options. To the extent this is done, the number of authorized but unissued shares to be used for the Plan will be reduced.

          Shares covered by options which lapse or have been terminated during the duration of this Plan may be reallocated by the Committee.

     Section 2. The remaining provisions of the Plan are not modified or changed by this Amendment.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of April 26, 2000 by its duly authorized representative.

                                    AXCESS, INC.

                                    By:   /S/ ALLAN GRIEBENOW
                                       -----------------------------------------
                                    Name: Allan Griebenow
                                    Title: President and Chief Executive Officer